Ex. (m)(9)
Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

November 1, 2009

Board of Directors
Dryden Total Return Bond Fund, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:  Cap on Fund Expenses
_____________________________

To the Board of Directors:

Effective November 1, 2009, Prudential Investments LLC (“PI”), as Investment Manager of the Fund, has contractually agreed to reimburse expenses and/or waive fees for the Fund through February 28, 2011 so that the Fund’s operating expenses, exclusive of taxes, interest, brokerage commissions, distribution fees, and non-routine expenses, does not exceed 0.60%

Prudential Investments LLC

By:           /s/ Scott Benjamin
Scott Benjamin
Executive Vice President